Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2014 RESULTS AND DIVIDEND INCREASE

ALPHARETTA, GA, November 5, 2014 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported third quarter 2014 earnings results for the period ended September 30, 2014 and announced a 5.6% increase of its quarterly cash dividend rate to $0.38 per share from $0.36 per share. The dividend is payable on December 26, 2014 to stockholders of record as of November 27, 2014.

Third Quarter Financial Highlights

•	Third quarter Net Sales of $204.3 million, including DelStar, increased 10.3% versus the prior-year quarter

•
Third quarter Net Income from Continuing Operations was $23.1 million, down from $29.6 million in the prior-year quarter; Adjusted Net Income from Continuing Operations (see non-GAAP reconciliations), which excludes restructuring expenses, non-cash purchase accounting adjustments from the DelStar acquisition, and CTS start-up expenses, was $28.3 million, down from $30.0 million in the prior-year quarter

•
Third quarter Net Income from Continuing Operations per Diluted Share was $0.76 versus $0.93 in the prior-year quarter; Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.94, versus $0.95 in the prior-year quarter

Third Quarter Business Highlights

•
Paper segment sales volumes increased 4.8% versus the prior-year quarter, driven by strong double-digit growth in non-tobacco products and a more moderate decline in tobacco paper compared to the first half of 2014

•
Lower Ignition Propensity, or LIP, cigarette paper sales volumes (included in the Paper segment) decreased 5.7% versus the prior-year quarter, due in part to accelerated sales volumes in the second quarter of 2014

•	Reconstituted Tobacco segment sales volumes decreased 23.8% versus the prior-year quarter, due in part to continued customer inventory destocking and blend reformulations

•	Filtration segment (DelStar) financial results were generally in line with expectations; end-market demand remains robust across filtration, medical, and industrial products

•	Two key growth projects, the CTS mill in China and DelStar's international expansion, remained on track to begin profit contributions in 2015

•	Restructuring actions taken in Paper segment to reduce costs and right-size capacity

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "Third quarter Adjusted Diluted Earnings Per Share from Continuing Operations was $0.94. Despite the continued challenges smoking attrition presents to our tobacco operations, we delivered solid performance in the third quarter, including a noticeable improvement in the year-over-year declines in our tobacco paper products. Third quarter tobacco paper sales volumes, including our paper JV in China, decreased 5.6% versus the prior-year quarter, which compares favorably to the 9.5% decline experienced in the first half of this year. Our Paper segment sales volumes, which exclude our Paper JV in China, but include non-tobacco papers, were up 4.8%. The LIP volume decline of 5.7% in the third quarter was in-line with expectations, as several of our customers accelerated purchases and built inventory during the second quarter of this year, resulting in only a 1.6% LIP volume decline during that quarter. To address continued expected pressure on LIP pricing and excess capacity in our manufacturing footprint caused by smoking attrition in North America and Europe, we have taken restructuring actions in our Paper segment, specifically in our Brazilian operations, and we will continue to actively evaluate and address our capacity and our overall cost structure."

"Our Reconstituted Tobacco segment sales volumes declined approximately 24% from the prior-year quarter, while favorable price, mix, and currency impacts resulted in a 17.6% year-over-year segment Net Sales decline. We expect full-year 2014 RTL volume to be down in the mid 20% range. Based on our initial discussions with customers regarding 2015 volume commitments, we expect a segment decline in line with smoking attrition rates. When factoring in projected volumes from the CTS ramp-up, we expect overall SWM RTL volumes to grow meaningfully in 2015, and that our segment margins will reflect the benefits of restructuring activities."

Mr. Villoutreix concluded, "We delivered another quarter of strong growth in our Filtration segment and year-to-date Net Sales of $97 million puts DelStar on track to achieve double-digit sales growth in 2014 compared to 2013. Healthy demand trends across DelStar's key filtration, medical, and industrial categories continued, particularly in water filtration, and we believe that the addition of new customers further supports a positive outlook. We plan to remain active in evaluating acquisition opportunities, including opportunities for diversification, that match our strategic vision and meet our financial return hurdles. Regarding capital allocation, we are pleased to announce that our Board has approved a 5.6% dividend increase for the quarter, resulting in an annualized dividend rate of $1.52 per share."

Third Quarter 2014 Results

Net Sales were $204.3 million in the quarter ended September 30, 2014, versus $185.3 million in the prior-year quarter, up 10.3%. The Paper segment’s Net Sales were down 4.2% due to product mix and LIP pricing concessions we made in late 2013, the Reconstituted Tobacco segment's Net Sales decreased 17.6%, and the new Filtration segment (consisting of DelStar) added $33.3 million in Net Sales.

Operating Profit from Continuing Operations was $25.2 million in the quarter ended September 30, 2014, versus $41.8 million in the prior-year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $29.3 million in the quarter ended September 30, 2014, versus $42.4 million in the prior-year quarter. Compared to the prior year period, and similar to the first half of 2014, the Company was impacted by lower tobacco-related volumes, associated fixed cost absorption effects and LIP pricing concessions. Contributions from the DelStar acquisition and general cost controls partially offset those challenges.

Net Income from Continuing Operations Per Diluted Share was $0.76 versus $0.93 in the prior-year quarter. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.94 in the third quarter of 2014, down from $0.95 in the prior-year period. Restructuring expenses, purchase accounting adjustments related to the DelStar acquisition, and start-up expenses related to CTS are excluded from the non-GAAP measures. Net Income from Continuing Operations was $23.1 million for the quarter ended September 30, 2014, versus $29.6 million in the prior-year quarter.

The effective income tax rate for continuing operations for the third quarter of 2014 was 8.8%, down from 33.1% in the third quarter of 2013, reflecting a concentration of earnings from lower taxed jurisdictions, as well as several discrete tax items, including the impact of the Brazilian restructuring. The Company expects the full year 2014 tax rate to be in the low 20% range.

2014 Year-to-date Results

Net Sales were $612.6 million in the nine months ended September 30, 2014 compared with $576.3 million in the prior-year period, up 6.3%. The Paper segment’s Net Sales were down 6.9%, the Reconstituted Tobacco segment's Net Sales decreased 19.8%, and the new Filtration segment (comprised of DelStar) added $97.1 million in Net Sales for the nine months ended September 30, 2014.

Operating profit from Continuing Operations was $88.8 million in the nine months ended September 30, 2014 compared with $125.6 million during the prior-year period. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $101.1 million for the nine months ended September 30, 2014, versus $128.5 million in the prior-year period. The Company was impacted by the combined effects of lower pricing, lower volumes and higher corporate costs mainly relating to our global asset realignment, partially offset by additional earnings as a result of the DelStar acquisition.

Income from Continuing Operations Per Diluted Share for the nine months ended September 30, 2014 was $2.32 versus $2.84 in the prior year period. Year-to-date Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $2.69, versus $2.91 in the prior-year period. Net Income from Continuing Operations was $71.3 million for the nine months ended September 30, 2014, versus $89.7 million in the prior-year period.

The effective income tax rate for continuing operations for the nine months ended September 30, 2014 was 20.8%, down from 31.6% in the prior year period, reflecting a concentration of earnings from lower taxed jurisdictions, and several discrete tax items, including the impact of the Brazilian restructuring.

Cash Flow and Debt

Cash provided by operating activities of continuing operations was $91.1 million for the nine months ended September 30, 2014, compared with $121.2 million in the prior year. Contributing to the decrease were fluctuations in working capital items, such as accounts receivable, and lower Net Income. Capital spending was $26.2 million and

$20.2 million during the nine months ended September 30, 2014 and 2013, respectively. For 2014, capital spending is projected to slightly exceed $30 million, including capital spending relating to the operations of DelStar, but excluding the equity contributions to CTS.

Debt, net of cash, increased to $160.8 million on September 30, 2014, compared to $113.4 million at December 31, 2013, primarily driven by the $53 million of share repurchases during 2014 which includes the $50 million share buyback program as well as other miscellaneous share transactions.

2014 Financial Outlook

The Company previously issued annual guidance of $3.40 (2014E Adjusted Diluted Earnings Per Share from Continuing Operations - see non-GAAP reconciliations), which does not include the full impact of the $50 million share repurchase program completed during the first quarter of 2014. The Company believes it remains on track to at least achieve its annual guidance, with the share repurchase program and lower-than-expected taxes as the primary drivers for potential upside.

Conference Call

SWM will hold a conference call to review third quarter 2014 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, November 6, 2014. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the Company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2014 guidance and future performance, mergers and acquisitions, future market trends (including in China), future reconstituted tobacco leaf, or RTL, sales and volume trends, smoking attrition rates, DelStar synergies, integration and growth prospects (including international growth), impact of our restructuring actions, capital spending, common stock repurchases, the opening and profitability of CTS (our RTL joint venture in China), potential new customers, future cash flows, long-term EPS growth, benefits associated with our global asset realignment, lower effective tax rates, purchase accounting impacts, impacts of our ongoing operational excellence and other cost-reduction initiatives, our capital allocation strategy, including future dividend amounts, and other statements generally identified by words such as "believe," "expect," "intend,” "plans," “potential,” "anticipate," "project," "appears," "should," "could," "may," "will," "typically" and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the following factors:

•
Changes in sales or production volumes, pricing or manufacturing costs of reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes due to changing customer demands, new technologies such as e-cigarettes, competition or otherwise;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company’s understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonal factors, that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins could impact the profitability of our products;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in 2010;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	New regulatory initiatives by the U.S. Food and Drug Administration or other regulatory agencies, including the proposed regulation of cigars and cigar components;

•	New reports as to the effect of smoking on human health;

•	Changes in general economic, financial and credit conditions in the U.S., Europe and elsewhere, including the impact thereof on currency (including any weakening of the euro) and interest rates;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry, taxation and the environment;

•	The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply raw materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes, including their impact on the adoption of new LIP regulations;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure of any insurance company or counterparties to our currency or interest rate swaps and hedges;

•
The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings and/or amnesty programs, including those in Brazil and before the European Patent Office;

•
Labor activities, including strikes or other disruptions, at our facilities and the impact of new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other U.S. and non-U.S. authorities;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including changes in law, treaties, interpretations or regulatory determinations and audits made by applicable regulatory authorities or our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco products;

•	Costs and timing of implementation of any upgrades to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer and corporate sensitive information; and

•	Other factors described in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2013. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to the DelStar acquisition and start-up expenses related to CTS. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Paper	$130.7	$136.4	(4.2)%	$384.6	$413.1	(6.9)%
Reconstituted Tobacco	40.3	48.9	(17.6)	130.9	163.2	(19.8)
Filtration	33.3	—	N.M.	97.1	—	N.M.
Total Consolidated	$204.3	$185.3	10.3%	$612.6	$576.3	6.3%

Operating Profit (Loss)
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2014	2013	2014	2013	2014	2013	2014	2013
Paper	$16.0	$28.7	12.2%	21.0%	$60.1	$80.0	15.6%	19.4%
Reconstituted Tobacco	11.1	18.6	27.5	38.0	39.0	62.1	29.8	38.1
Filtration	3.6	—	10.8	N.A.	7.9	—	8.1	N.A.
Unallocated	(5.5)	(5.5)			(18.2)	(16.5)
Total Consolidated	$25.2	$41.8	12.3%	22.6%	$88.8	$125.6	14.5%	21.8%

Restructuring Expenses and Purchase Accounting Adjustments
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Paper	$2.5	$0.2	$2.5	$1.7
Reconstituted Tobacco	0.8	0.1	4.1	0.9
Filtration	0.8	—	5.7	—
Unallocated	—	0.3	—	0.3
Total Consolidated	$4.1	$0.6	$12.3	$2.9

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2014	2013	2014	2013	2014	2013	2014	2013
Paper	$18.5	$28.9	14.2%	21.2%	$62.6	$81.7	16.3%	19.8%
Reconstituted Tobacco	11.9	18.7	29.5	38.2	43.1	63.0	32.9	38.6
Filtration	4.4	—	13.2	N.A.	13.6	—	14.0	N.A.
Unallocated	(5.5)	(5.2)			(18.2)	(16.2)
Total Consolidated	$29.3	$42.4	14.3%	22.9%	$101.1	$128.5	16.5%	22.3%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating profit from continuing operations	$25.2	$41.8	$88.8	$125.6
Plus: Restructuring expense	3.3	0.6	6.6	2.9
Plus: Purchase accounting adjustments	0.8	—	5.7	—
Adjusted Operating Profit from Continuing Operations	$29.3	$42.4	$101.1	$128.5

Net income from continuing operations	$23.1	$29.6	$71.3	$89.7
Plus: Restructuring expense, net of tax	2.5	0.4	4.6	2.0
Plus: Purchase accounting adjustments, net of tax	0.6	—	3.6	—
Plus: CTS start-up expenses	2.1	—	3.1	—
Adjusted Net Income from Continuing Operations	$28.3	$30.0	$82.6	$91.7

Net income per share - diluted	$0.76	$0.92	$2.32	$2.72
Plus: Loss per share from discontinued operations	—	0.01	—	0.12
Income from continuing operations per diluted share	0.76	0.93	2.32	2.84
Plus: Restructuring expense per share	0.08	0.02	0.15	0.07
Plus: Purchase accounting adjustments per share	0.03	—	0.12
Plus: CTS start-up expenses per share	0.07	—	0.10	—
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.94	$0.95	$2.69	$2.91

Net income from continuing operations	$23.1	$29.6	$71.3	$89.7
Plus: Interest expense	1.8	0.6	5.4	2.0
Plus: Income tax provision	2.3	13.8	18.6	40.0
Plus: Depreciation & amortization	11.3	8.9	34.9	27.0
Plus: Restructuring expense	3.3	0.6	6.6	2.9
Plus: CTS start-up expenses	2.1	—	3.1	—
Adjusted EBITDA from Continuing Operations	$43.9	$53.5	$139.9	$161.6

Cash provided by operating activities of continuing operations	$34.6	$40.5	$91.1	$121.2
Less: Capital spending	(11.1)	(11.0)	(26.2)	(20.2)
Less: Capitalized software costs	(0.3)	(0.3)	(0.5)	(0.4)
Free Cash Flow from Continuing Operations	$23.2	$29.2	$64.4	$100.6

			September 30, 2014	December 31, 2013
Total Debt			$446.8	$385.4
Less: Cash			286.0	272.0
Net Debt			$160.8	$113.4

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2014 GUIDANCE FROM CONTINUING OPERATIONS

2014E
2014E Diluted Earnings Per Share from Continuing Operations	$3.08
Plus: Restructuring expense per share	0.07
Plus: Purchase accounting intangible asset amortization per share	0.06
Plus: Purchase accounting inventory step-up amortization per share	0.07
Plus: CTS start-up expenses per share	0.12
2014E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.40